Exhibit 99.(g)(3)

AMENDED AND RESTATED SCHEDULE II TO THE CUSTODY AGREEMENT DATED MARCH 20, 2009

SERIES:

Grail American Beacon Large Cap Value ETF

Grail American Beacon International Equity ETF

RP Technology ETF

RP Growth ETF

RP Financials ETF

RP Focused Large Cap Growth ETF

Grail McDonnell Intermediate Municipal Bond ETF

Grail McDonnell Core Taxable Bond ETF

Dated:	December 11, 2009

EACH FUND LISTED ABOVE		THE BANK OF NEW YORK MELLON

By:		By:
Name:		Name:
Title:		Title: